Consent of Independent Registered Public Accounting Firm

The Board of Directors of

XAI Octagon Credit Trust:

We consent to the use of our report dated April 3, 2019 with respect to the financial statement of XAI Octagon Credit Trust, included herein and to the references to our firm under the headings “Independent Resgistered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

April 3, 2019